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                                                                       Exhibit 1

                            South Jersey Gas Company

                      Secured Medium Term Notes, Series A
                        Due from One Year to Forty Years
                               from Date of Issue

                                Terms Agreement


South Jersey Gas Company
Number One South Jersey Plaza
Route 54
Folsom, New Jersey  08037

                                                            July 19, 2001

Attention:  David A. Kindlick
            Senior Vice President

     Subject in all respects to the terms and conditions of the Distribution Agreement (the "Agreement") dated October 5, 1998, as amended on June 26, 2000 among PaineWebber Incorporated, First Union Securities, Inc. and Edward D. Jones & Co., L.P. and you, the undersigned agrees to purchase the following:

                   Secured Medium Term Notes, Series A 2001-3


             Secured Medium Term Insured Quarterly Notes (IQ Notes)


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Aggregate Principal Amount:           $10,000,000.

Interest Rate:                        6.50%.

Date of Maturity:                     July 31, 2016.

Interest Payment Dates:               January 31, April 30, July 31, October 31.

Regular Record Dates:                 January 15, April 15, July 15, October 15.

CUSIP:                                83851M AH0.

Insurance:                            The timely payment of the regularly scheduled principal
                                      and interest on the IQ Notes will be insured by a
                                      financial guaranty insurance policy issued by Ambac
                                      Assurance Corporation that will be issued at the same
                                      time the IQ Notes are delivered.
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Market Stand-Off Agreement:           Pursuant to Section 4(m) of the Agreement, you agree to a
                                      market stand-off period of 15 days from the Settlement
                                      Date.

Redemption Dates and Prices:          You will have the option to redeem the IQ Notes, in whole
                                      or in part, from time to time on or after July 31, 2005.

                                      If you redeem the IQ Notes, you will pay 100% of the
                                      principal amount plus the accrued interest through the
                                      redemption date.

                                      You will also redeem the IQ Notes, as more fully
                                      described in the Pricing Supplement, at the option of the
                                      representative of any deceased owner.  You will pay 100%
                                      of the principal amount, plus accrued interest to the
                                      date of redemption, subject to the following conditions:
                                      the maximum principal amount you will redeem is $25,000
                                      per deceased owner and $200,000 per year in the aggregate
                                      for all deceased owners during the initial period from
                                      the date of original issuance of such IQ Notes through
                                      and including July 31, 2002 and during each twelve month
                                      period thereafter.

Purchase Price:                       97.80% of principal amount.

Settlement Date and Time:             Tuesday, July 24, 2001, 10:00 a.m., Eastern time.

Place for Delivery of Notes and       New York, New York.
 Payment Therefor:

Wiring Instructions as follows:
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Modification, if any, in the
requirements to deliver the
documents in Section 6(b) of the
Agreement:                            Additional conditions to the obligations of Edward D.
                                      Jones & Co., L.P.

                                      (d)  Opinion of counsel to Ambac Assurance
                                           Corporation ("Ambac"), dated the Closing Date.

                                      (e)  Certificate of Ambac, dated the Closing Date.

                                      (f)  Confirmation of the following ratings designations:
                                           Standard & Poor's -- "AAA."
                                           Moody's -- "Aaa."

                                      (g)  Delivery of executed insurance policy by Ambac.

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                              Edward D. Jones & Co., L.P.


                              By: /s/ James A. Krekeler
                                 ---------------------------------------------

Accepted:

South Jersey Gas Company

By: /s/ David A. Kindlick
   -------------------------------------------------------------
   Title: Senior Vice President, Finance and Rates
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